EXHIBIT 7.1

February 7, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

Brisset Beer International, Inc. has provided us with a copy of its Item 4.02 Current Report on Form 8-K dated February 7, 2018. Please be advised that we concur with the statements made in such report by the Company.

/s/ BF Borgers CPA PC

Lakewood, Colorado